Exhibit 10.2

Annex I

Attached are the following documents:

-	Original Lease dated May 27, 2021.
-	Commencement letter dated June 16, 2021.

LEASE AGREEMENT

BETWEEN

LVA5 SAN DIEGO LS, L.P.,

a Delaware limited partnership

(“LANDLORD”)

and

SIGYN THERAPEUTICS, INC.,

a Delaware corporation

(“TENANT”)

LEASE AGREEMENT

This Lease Agreement (this “Lease”) is entered into between LVA5 SAN DIEGO LS, L.P., a Delaware limited partnership (“Landlord”), and SIGYN THERAPEUTICS, INC., a Delaware corporation (“Tenant”), effective as of the date set forth below Landlord’s signature (the “Effective Date”).

1. Basic Lease Information. Key business tenns used in this Lease are defined as follows:

A. “Building”: The building located at 2468 Historic Decatur Road, in San Diego, California 92106.

B. “Project”: The four (4) buildings, including the Building, located at 2280 Historic Decatur Road, 2468 Historic Decatur Road, 2488 Historic Decatur Road, and 2750 Womble Road in San Diego, California 92106. As used in this Lease, the term “Project” shall also include the following: (A) the Building; (B) the other buildings located or to be located from time to time within the aforementioned Project, including without limitation, the buildings located or to be located at 2280 Historic Decatur Road, 2488 Historic Decatur Road, and 2750 Womble Road, in San Diego, California (collectively, the “Other Buildings”); (C) those certain related parking areas of the Building and Other Buildings (the “Parking Areas”); (D) any plaza areas, patios, decks, walkways, driveways, courtyards, transportation facilitation areas and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Building, Other Buildings and the Parking Areas, which are designated from time to time by Landlord as common areas; (E) any additional buildings, improvements, facilities, parking areas and structures and common areas which Landlord may add thereto from time to time within or as part of the Project; and (F) the land upon which any of the foregoing are situated. A depiction of the Project and the Building are set forth on the Site Plan attached to this Lease as Exhibit B. Notwithstanding the foregoing or anything contained in this Lease to the contrary except as specifically set forth in the Tenant Work Letter attached hereto as Exhibit E, (i) Landlord has no obligation to expand or otherwise make any improvements within the Project, and (ii) Landlord shall have the right from time to time to include or exclude any improvements or facilities within the Project, at Landlord’s sole election, provided such exclusion will not materially and adversely interfere with Tenant’s permitted use of or access to the Premises.

C. “Rentable Square Footage of the Building” is approximately 36,426 square feet. “Rentable Square Footage of the Project” is approximately 185,512 square feet.

D. “Premises”: The area shown on Exhibit A-2 to this Lease, located on the first (1st) floor of the Building and known as suite number 140. The “Rentable Square Footage of the Premises” is approximately 1,435 square feet.

E. “Base Rent”:

Period	Monthly Rate Per Rentable Square Foot*	Monthly Base Rent
CD through Month 12	$4.15	$5,955.25
Month 13 through Month 24	$4.27	$6,133.91
Month 25 through Month 36	$4.40	$6,317.92
Month 37 through Month 48	$4.53	$6,507.46
Month 49 through Month 60	$4.67	$6,702.69
Month 61 through ED	$4.81	$6,903.77

CD = Commencement Date	ED = Expiration Date

* The Monthly Rate Per Rentable Square Foot may not directly correlate to the Monthly Base Rent due to rounding.

** Subject to Section 19.E of this Lease and provided that no event of default has occurred and is continuing under this Lease (and continued beyond any applicable notice and cure period), the monthly Base Rent and Tenant’s Pro Rata Share of Operating Expenses (but specifically excluding separately metered (or sub-metered) costs for utilities to the Premises) for the second (2nd), third (3rd) and fourth (4th) full calendar months of the initial Term shall be abated.

F. “Base Year” for Operating Expenses: 2021.

G. “Term”. The period of approximately sixty-three (63) months starting on the Commencement Date (as defined in Section 1.H below) and ending on the Expiration Date, subject to the provisions of Section 3. The first “month” of the Term shall commence on the Commencement Date and end on the last day of the first full calendar month occurring after the Commencement Date (i.e., the calendar month in which the Commencement Date occurs if the Commencement Date is the first day of a calendar month and otherwise the period between the Commencement Date and the last day of the first full calendar month following the calendar month in which the Commencement Date occurs).

H. “Commencement Date”. The earliest of (1) the date on which possession of the Premises is delivered to Tenant with the portion of the Landlord Work required prior to the Commencement Date completed, as determined pursuant to the Work Letter, or (2) the date Tenant takes possession of any part of the Premises for purposes of conducting business. The Commencement Date is currently expected to occur on or before June 15, 2021 (the “Estimated Commencement Date”).

I. “Security Deposit”: $20,711.31, subject to adjustment as provided in Section 6 below.

J. “Guarantors)”: None.

K. “Notice Addresses”: Notices shall be sent to Tenant and Landlord at the following addresses:

Tenant:

Sigyn Therapeutics, Inc.

8880 Rio San Diego, Ste. 800

San Diego, California 92108

Attn: James Joyce

Phone (main): (619) 353-0800

Phone (cell): (619) 368-2000

Landlord:	With a copy to:	And to:

LVA5 San Diego LS, L.P.	LVA5 San Diego LS, L.P	Jackson Walker L.L.P.
712 Main Street, Suite 2500	c/o IDS Real Estate Group	1401 McKinney Street
Houston, Texas 77002	629 J. Street, Suite 204	Suite 1900
Attn: Investment Manager	San Diego, CA 92101	Houston, Texas 77010
Phone #: (713) 533-5860	Attn: Shane Isdaner	Attn: Kurt D. Nondorf
	Phone#: (619)515-0100	Phone #: (713) 752-4200

Rent is payable to the order of “LVA5 SAN DIEGO LS, L.P.” at the following address: LVA5 San Diego LS L.P., P.O. Box 301024, Los Angeles, CA 90030-1024, or if by wire transfer or ACH transfer, to the following account set forth below, but otherwise in accordance with the terms of the Lease, as amended hereby.

If by wire transfer, to the following account:

ABANo.: 061000104

Account Number: 1000214574815

If by ACH Transfer, to the following:

Bank: SunTrust Bank

ABA#: 061000104

Account Name: LVA5 San Diego LS, L.P.

Account Number: 1000214574815

In addition to the terms defined above, all capitalized terms used in this Lease shall have the meanings set forth on Exhibit H or as otherwise expressly set forth in this Lease.

2. Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use the Common Areas. Tenant’s use of the Common Areas shall be subject to all applicable Laws and Regulations. Tenant shall have access to the Premises at all times, 24 hours per day, every day of the year, subject to access procedures required by Landlord, the Building rules and regulations, Force Majeure, maintenance and repair, emergencies, governmental restrictions, casualty, condemnation and other limitations set forth in this Lease; provided Landlord shall have no liability if Tenant is prevented access for any reason. Additionally, Tenant shall have certain first offer rights with respect to Suite 150 on the first (1st) floor of the Building (the “First Offer Space”), as provided in and subject to Rider No. 1 attached hereto.

3. Term; Acceptance of Premises

A. Term The Term of this Lease shall commence on the Commencement Date. If Landlord is delayed in delivering possession of the Premises beyond the Estimated Commencement Date, such delay shall not be a default by Landlord or otherwise render Landlord liable for any damages. If requested by Landlord, Tenant shall execute within 10 days of delivery a commencement letter agreement substantially in the form attached as Exhibit D. failing which Tenant shall be deemed to have agreed with the matters set forth therein.

B. Acceptance of Premises. Subject to the Tenant Work Letter, the Premises are accepted by Tenant in “as is” condition and configuration. Tenant agrees that the Premises are in good order and satisfactory condition and that neither Landlord nor Landlord’s agents has made any representations or warranties of any kind, express or implied, regarding the Premises, the Building or the Project, except as specifically set forth in this Lease and the Tenant Work Letter. Notwithstanding the foregoing, Landlord, at Landlord’s sole cost, shall deliver the Premises with the roof, plumbing, electrical/lighting, HVAC and fire sprinkler/life safety systems serving the Premises in good working order and condition; provided however, if it is determined that the roof or any of the foregoing Building systems serving the Premises were not in good working order and condition within thirty (30) days following the Commencement Date, then Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant and which shall not be included in Operating Expenses, shall promptly commence such work or take such other action as may be necessary to place the same in good working order.

4. Rent

A. Payments. Base Rent and Landlord’s estimate of Tenant’s Pro Rata Share of Excess Operating Expenses for the Building and the Project shall be due and payable in advance on the first day of each calendar month without notice, demand or setoff, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing. Base Rent and Tenant’s Pro Rata Share of any Excess Operating Expenses for the Building and the Project for a partial month shall be prorated on a daily basis. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Laws. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B. Excess Operating Expenses. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Excess Operating Expenses for the Building and the Project for the coming calendar year. If Landlord determines that its estimate of the Excess Operating Expenses for the Building and the Project was incorrect, Landlord may provide Tenant with a revised estimate. Thereafter, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide such estimate by January 1 of a calendar year, Tenant shall pay monthly installments based on the most recent estimate delivered until Landlord provides Tenant with the new estimate. Tenant’s Pro Rata Share of Operating Expenses for the Building and the Project for any calendar year shall never be less than $0.

(1) Allocation of Operating Expenses to the Building. The parties acknowledge that the Building is part of a multi-building commercial project consisting of the Building and the Other Buildings. Certain of the Operating Expenses incurred in connection with the Project as reasonably detennined by Landlord shall be shared among the Building and such Other Buildings, while certain other Operating Expenses which are solely attributable to the Building or any such Other Buildings, as applicable, shall be allocated directly to the Building or any such Other Buildings, respectively. Accordingly, as detennined by Landlord on an equitable and reasonable basis, some Operating Expenses shall be allocated to the Project as a whole, and some Operating Expenses shall be allocated only to the Building, and Tenant’s Pro Rata Share shall be calculated for each such category of Operating Expenses.

C. Reconciliation of Operating Expenses. As soon as practicable after the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and Excess Operating Expenses for the Building and the Project for such calendar year. If estimated Excess Operating Expenses for the Building and/or the Project paid by Tenant are less than actual Excess Operating Expenses for the Building and/or the Project, as applicable, for such calendar year, Tenant shall pay the difference to Landlord within 30 days after demand, and if such estimated Operating Expenses for the Building and/or the Project are more than actual, Tenant shall receive a credit for the difference against Rent next due.

D. Adjustment. If the Building is not 100% occupied during any full or partial calendar year or if Landlord is not supplying services to 100% of the total Rentable Square Footage of the Building during a full or partial calendar year, Operating Expenses for such calendar year shall be detennined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that period.

5. Tenant’s Use of Premises.

A. Permitted Uses. The Premises shall be used only for general office use consistent with a first-class office building (the Permitted Use”) and for no other use whatsoever, without Landlord’s consent as determined in Landlord’s sole discretion. Tenant shall not use or permit the use of the Premises for any Prohibited Uses or for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord’s insurance costs, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Project. Tenant shall not use or permit the Premises to be used for any other purposes, including, without limitation, a secondhand store, auction, distress or fire sale or bankruptcy or going-out-of-business sale (whether or not pursuant to any insolvency proceedings). Landlord hereby giants to Tenant, for the benefit of Tenant and its employees, agents and invitees, during the Term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to the terms and conditions of the Master CC&Rs (as defined in Exhibit H), the terms of this Lease and any rules, regulations, covenants, conditions, plans, guidelines, permits, and/or other restrictions governing the use of the Building and the Project.

B. Compliance with Laws. All Tenant Parties shall comply with all Laws and Regulations, including, without limitation, the receipt of any permits and approvals required by any Law for the Permitted Use. Tenant shall, promptly after receipt, provide Landlord with copies of any notices Tenant receives regarding a violation or alleged violation of any Laws. Tenant acknowledges that it shall satisfy itself with respect to all matters related to its occupancy of the Premises and the Permitted Use thereof.

C. Tenants Security Responsibilities. Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities.

6. Security Deposit. The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and may be held by Landlord in comingled accounts (without liability for interest, except to the extent required by Laws) as security for the performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing if, as of the end of each of the twelfth (12th) and twenty-fourth (24th) full calendar months following the Commencement Date (each, a “Partial Return Date”): (a) there has been no Monetary Default under the terms of this Lease, and Tenant is not then in default under this Lease beyond applicable notice and cure periods; and (b) the net worth or “Total Equity” of Tenant on the Partial Return Date is equal to or greater than the net worth or “Total Equity” of Tenant existing on the Effective Date of this Lease, which net worth or “Total Equity” as of the Effective Date is $1,269,107.59, as calculated and shown in that certain balance sheet report of Tenant dated April 30, 2021, which was provided to Landlord prior to the Effective Date (the conditions set forth in (a) and (b) being referred to as the “Conditions”), upon written request of Tenant given at any time after the applicable Partial Return Date and subject to satisfaction of the Conditions, Landlord shall refund the amount of $6,903.77 from the Security Deposit to Tenant (so that, after the first such refund, Landlord will be holding only $13,807.54 as a Security Deposit, and after the second such refund, Landlord will be holding only $6,903.77 as a Security Deposit), and the term “Security Deposit,” as used herein, shall automatically be deemed to refer only to the amount being held by Landlord as a Security Deposit after any such refund. However, if, after such return of the Security Deposit as provided in the foregoing sentence, Tenant is thereafter more than five (5) Business Days late paying monthly rentals more than two (2) times in any twelve (12) month period, then upon written demand by Landlord, a Security Deposit equal to the Security Deposit hereunder shall be delivered by Tenant to Landlord, which Security Deposit will be held by Landlord (without liability for interest, except to the extent required by Law) as security for the performance of Tenant’s obligations under this Lease. Nothing contained in this Section 6 shall be deemed to restrict or modify in any way any of Landlord’s rights with respect to the Security Deposit during any time that such Security Deposit is held by Landlord as provided in this Lease. Landlord may, from time to time while an event of default remains uncured, use all or a portion of the Security Deposit to cure any uncured default by Tenant, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If Landlord uses the Security Deposit as permitted under this Lease, Tenant shall on demand restore the Security Deposit to the amount held by Landlord prior to the date of Landlord’s use thereof (except where Tenant is required to restore the Security Deposit to its original amount, as provided hereinabove, following multiple late payments). Provided that Tenant has performed all of its obligations hereunder, Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the later to occur of: (A) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (B) the Expiration Date. Tenant does hereby authorize Landlord to withhold from the Security Deposit all amounts allowed by Laws and the amount reasonably anticipated by Landlord to be owed by Tenant as a result of an underpayment of Tenant’s Pro Rata Share of any Excess Operating Expenses for the final year of the Term. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee in writing, and following written notice to Tenant thereof, Landlord shall have no further liability for the Security Deposit. Landlord reserves the right, upon at least 30 days’ prior written notice to Tenant, to require Tenant to deliver to Landlord a letter of credit in lieu of a cash security deposit, and Landlord will return the cash security deposit within 10 days after Landlord’s receipt of the letter of credit. Any such letter of credit shall be from a financial institution reasonably acceptable to Landlord and in a fonn acceptable Landlord. To the fullest extent permitted by applicable Laws, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

7. Services Furnished bv Landlord.

A. Standard Services. Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following seivices to Tenant during the Term: (1) water service for lavatory and office kitchen purposes in reasonable quantities for the Permitted Use (excluding however, Insta-Hot or similar features); (2) refuse disposal service from the Building’s waste receptacles in common with other tenants; and (3) non-exclusive use of loading docks (if any) and freight elevators, if any (free of additional charge) during Noimal Business Hours; (4) janitorial service, provided that if Tenant’s use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable thereto; (5) electricity to the Premises for customary lighting, office machines and other equipment of low electrical consumption, in accordance with and subject to the terms and conditions in Section 8; and (6) Building standard heating, ventilation and air conditioning (“HVAC”) in season and at levels comparable to those provided by other landlords of Comparable Buildings to the Premises during Normal Business Hours (subject to the terms of Section 8), but at times other than Normal Business Hours, if HVAC service is requested by Tenant, Tenant shall pay Landlord for HVAC service supplied outside of Normal Business Hours at the Building-standard rate (which is currently $35.00 per hour per zone) reasonably established by Landlord from time to time (provided there shall be no minimum hour requirement for such after-hours HVAC).

B. Service Interruptions. Upon the occurrence of a Service Failure, Landlord shall use all commercially reasonable efforts to remove the Service Failure, although no Service Failure shall constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property, arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment.

C. Third Party Services. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, Tenant shall procure such service directly from a reputable third-party service provider (“Provider”) for Tenant’s own account. Tenant shall require each Provider to comply with Laws and Regulations. All Providers utilizing any area of the Project outside the Premises shall be approved by Landlord and enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area.

8. Use of Electrical Services bv Tenant. Landlord shall have and retain the sole right to select and/or change the provider of electrical services to the Building and/or the Project. The Premises is separately metered for electricity. Tenant shall be solely responsible for contracting for electrical services to the Premises directly with the applicable utility provider. Tenant shall pay as and when due all costs of electrical consumption for the Premises directly to the applicable utility provider, and Tenant shall also be obligated to pay Tenant’s Pro Rata Share of the cost of electrical services as provided in Section 4.B. to the extent attributable to furnishing electrical service in the Common Areas of the Building and/or the Project generally.

9. Repairs and Alterations.

A. Tenant’s Repair Obligations. Tenant shall keep the Premises in good condition and repair, ordinary wear and tear excepted, and make repairs to and perform maintenance upon the Premises (unless such repairs and maintenance are expressly Landlord’s responsibility pursuant to Section 9.B below). If any portion of the Premises is visible from any Common Area, such portion of the Premises shall be kept neat and clean. In the event Tenant fails to comply with its obligations hereunder, then Landlord shall have the right, but not the obligation, to perform such obligations, and prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice, or require that Tenant perform such obligations by using contractors approved by Landlord; provided, however, certain contractors may be designated by Landlord. All work shall be performed at Tenant’s expense in accordance with the procedures described in Section 9.C below.

B. Landlord’s Repair Obligations. Landlord shall keep in good condition and repair, ordinary wear and tear excepted, the following: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas within the Building and the Project; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Tenant shall pay the costs of the foregoing maintenance or repair if necessitated due to the acts or omissions of any Tenant Party. Landlord and/or the Master Association shall maintain the Building’s parking areas, Common Areas, and the exterior historical elements and exterior of the Building, and Tenant shall reimburse Landlord for those expenses as part of Operating Expenses. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1932(1), 1933(4), 1941 and 1942 of the California Civil Code or any similar or successor Laws now or hereinafter in effect.

C. Alterations. Tenant shall not make alterations, additions or improvements to the Premises or install any cable in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord. Prior to starting work on any Alteration, Tenant shall furnish to Landlord for review and approval: plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors’ and subcontractors’ insurance; and Tenant’s security for performance of the Alteration. Changes to the plans and specifications must also be submitted to Landlord for its approval. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Alterations shall be constructed in a good and workmanlike manner in accordance with Laws and Regulations and insurance requirements, using materials of a quality that are at least equal to the quality designated by Landlord as the minimum standard for the Building. Tenant shall reimburse Landlord for out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for Alterations. In addition, Tenant shall pay to Landlord a fee equal to 5% of the total cost of such Alterations for Landlord’s oversight and coordination of any Alterations. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration that is of a cosmetic nature such as painting, wallpapering and carpeting; is not visible from outside the Premises; or will not affect the systems or structure of the Building, including work to be performed inside the walls or above the ceiling of the Premises. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the Office of the San Diego County Recorder in accordance with Section 8182 of the California Civil Code or any successor statute; and no later than 30 days after completion of the Alterations, Tenant shall furnish “as-built” plans, completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials.

D. Common Area Changes. Provided the same does not have a material adverse effect on Tenant’s use of or access to the Premises, Landlord and/or Master Association shall have the right, at their sole cost and in their reasonable discretion, from time to time to (i) make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, landscaped areas, walkways and changes regarding the ingress, egress and direction of traffic; (ii) close temporarily any of the Common Areas for maintenance purposes or to comply with applicable laws so long as reasonable access to the Premises remains available; (iii) designate other land outside the boundaries of the Building to be a part of the Common Areas; (iv) add, modify or remove buildings, parking structures and other improvements to or from the Common Areas; and (v) do and perform such other acts and make such other changes in, to or with respect to the Common Areas and the Building as Landlord and/or Master Association may, in the exercise of sound business judgment, deem appropriate, provided that in the exercise by Landlord of any of the foregoing rights, Landlord must not permanently, materially and adversely interfere with Tenant’s visibility and accessibility (other than as may be required to comply with applicable law or for temporary periods of reasonable duration as may be necessary to make repairs or replacements in the Common Areas and the Building).

10. Entry bv Landlord. After reasonable notice, Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building. No notice shall be required in emergencies or to provide janitorial and other Building services after Normal Business Hours. Landlord shall have the right in emergencies to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Entry by Landlord for any reason contemplated by this Lease shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11. Assignment and Subletting.

A. Landlord’s Consent Required. Tenant shall not assign, transfer or encumber any interest in this Lease or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation of reasonable reasons for Landlord to withhold consent, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee is a present occupant of the Property, or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Property; (2) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (3) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (4) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust (or pension fund) qualification tests applicable to Landlord or its Affiliates; or (5) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Project tenants having similar leasehold obligations. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord wrongfully withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment, and Tenant hereby irrevocably and unconditionally waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any attempted Transfer in violation of this Section is voidable at Landlord’s option.

B. Consent Parameters/Requirements. As part of Tenant’s request for, and as a condition to. Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. Landlord shall then have the right (but not the obligation) to terminate this Lease as of the date the Transfer would have been effective with respect to the portion of the Premises which Tenant desires to Transfer. In such event, Tenant shall vacate such portion of the Premises no later than such termination date, and upon Tenant’s vacating such portion of the Premises, the Rent and other charges payable shall be proportionately reduced. In no event shall any Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. To the extent that Tenant shall ever be or be deemed to be a surety in respect of the obligations imposed upon Tenant and/or any transferee (including any affiliate of Tenant that may hereafter assume in writing and thereby become obligated upon and in respect of the covenants and obligations of Tenant thereafter to be performed or observed under this Lease, Tenant hereby irrevocably and unconditionally waives all rights, privileges and defenses accorded to sureties under California law, including, without limitation, all rights, privileges and defenses arising under or codified in California Civil Code Sections 2787 through 2855, inclusive. Tenant shall pay Landlord a review fee equal to the sum of (i) $1,000.00 for Landlord’s review fee and (ii) Landlord’s actual reasonable costs, including without limitation, for attorneys’ fees, for Landlord’s review of any requested Transfer.

C. Payment to Landlord. If the aggregate consideration paid to a Tenant Party for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord, within 30 days after Tenant’s receipt of such excess consideration, 50% of such excess (after deducting therefrom actual, reasonable costs paid to unaffiliated third parties for commissions and legal fees and expenses incurred by Tenant for any improvements to the Premises in connection with the Transfer, with proof of same provided to Landlord). If any uncured event of default exists under this Lease, Landlord may require that all sublease payments be made directly to Landlord.

D. Change in Control of Tenant. If Tenant is a corporation, limited liability company, partnership, or similar entity, and if there is a change in control of Tenant (including by merger, consolidation or reorganization), such change of control shall constitute a Transfer. The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in control.

E. Options. Any option granted to Tenant in this Lease is personal to the original Tenant and may be exercised only by the original Tenant while occupying the entire Premises, and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than the original Tenant. The options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any option be separated from this Lease in any manner, either by reservation or otherwise.

12. Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Project in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant shall, within 10 days of notice from Landlord, fully discharge such lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Laws. If Tenant fails to timely discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys’ fees, to bond or insure over the lien or discharge the lien.

13. Indemnity. Subject to Section 15, Tenant shall hold the Landlord Parties harmless from, and indemnify, protect, and defend such parties against, all Claims that arise out of or in connection with any damage or injury (i) occurring in the Premises or (ii) caused by a Tenant Party. Except as set forth in the preceding sentence and subject to Sections 9.B, 15 and 20, Landlord shall hold the Tenant Parties harmless from, and indemnify, protect, and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in or on the Project (excluding the Premises), to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease. The indemnity set forth in the preceding sentence shall be limited to the amount of $5,000,000.

14. Insurance. Tenant shall maintain insurance in accordance with the terms of Exhibit G.

15. Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) to waive, any and all rights of recovery, Claim, cause of action against all Landlord Parties for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s Property (including Tenant’s automobiles or the contents thereof), including all rights arising out of the negligence of any Landlord Party, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by Tenant’s insurance. Landlord shall likewise cause its insurance camer(s) to waive any and all rights of recovery, Claim, cause of action against all Tenant Parties for any loss of or damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, including all rights arising out of the negligence of any Tenant Party, which loss or damage is covered by Landlord’s insurance.

16. Casualty Damage.

A. Repair or Termination bv Landlord. If (1) all or any material part of the Building or the Premises is damaged by fire or other casualty (2) the Building is damaged by fire or other casualty and any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt or (3) an uninsured loss of the Building occurs, Landlord shall have the right to tenninate this Lease by notifying Tenant in writing within 90 days after the date of the fire or other casualty. If Landlord does not terminate this Lease under this Section 16.A, Landlord shall repair and restore the Building and/or Building standard leasehold improvements; provided, however, that Tenant shall be required to pay the cost for restoring any other leasehold improvements in the Premises. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

B. Abatement. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent shall abate for the portion of the Premises that is damaged and not usable by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16.A. Tenant, however, shall not be entitled to such abatement if the fire or other casualty was caused by the gross negligence or intentional misconduct of any of the Tenant Parties. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Laws relating to the matters addressed in this Section, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease, which shall constitute an express agreement between the parties with respect thereto, and Landlord and Tenant hereby agree that any Laws, including Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction of leased or hire property, shall have no application to this Lease or to any damage or destruction to all or any part of the Premises.

17. Condemnation Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Laws, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord may also terminate this Lease if there is a Taking of any portion of the Building or Project which would leave the remainder of the Building unsuitable for use as a building in a manner comparable to the Building’s use prior to the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Project occurs. If this Lease is not terminated, the Rentable Square Footage of the Project, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

18. Events of Default. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

A. Tenant’s failure to pay when due all or any portion of the Rent (“Monetary Default), where such failure shall continue for a period of 3 days after written notice from Landlord to Tenant; provided, however, that such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure.

B. Tenant’s failure to perform any of the obligations of Tenant in the manner set forth in Sections 14, 22, 23 or 24 (a “Time Sensitive Default”) where such failure shall continue beyond the time period following written notice from Landlord to Tenant; provided, however, that such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 Section of this Lease.

C. Tenant’s failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term of this Lease, if the failure is not cured within 10 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed an additional 10 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 10 day period following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. Such 30 day notice shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure.

D. Tenant becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Laws) or a petition is filed against Tenant under such Laws and is not dismissed within 45 days after the date of such filing, or Tenant makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

19. Remedies.

A. Landlord’s Remedies. Upon any default, Landlord shall have the right without notice or demand (except as required in Section 18) to pursue any of its rights and remedies at law or in equity, including any one or more of the following remedies:

(1) Terminate this Lease and recover an award of damages as provided in

Section 19.B;

(2) Exercise the remedy provided by Section 1951.4 of the California Civil Code (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); provided, however, notwithstanding Landlord’s exercise of the remedy described in California Civil Code §1951.4, Landlord may at any time thereafter elect in writing to tenninate this Lease and recover an award of damages as provided in Section 19.B;

(3) Remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary; and/or

(4) Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement.

B. Measure of Damages. If Landlord terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises. If Landlord terminates this Lease, Tenant shall pay to Landlord upon demand damages equal to the sum of the following:

(1) The worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after tennination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(3) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided; and

(4) Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, without limitation, brokerage commissions and advertising expenses, expenses of remodeling the Premises for a new tenant (whether the same or different use), and any special concessions made to obtain a new tenant, and all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses.

The “worth at the time of award” of the amounts referred to in Sections 19.B(1) and 19.B(2) above, shall be computed by allowing interest at the rate of 10% per annum. The “worth at the time of award” of the amount referred to in Section 19.B(3) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

C. Tenant Not Relieved from Liabilities. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. Each right and remedy of Landlord shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the lesser of 18% per annum or the highest rate permitted by Laws. In addition, if Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administrative fee equal to the greater of $1,000 or 10% of the past due Rent; provided, however, no such administrative fee shall be payable with respect to the first (1st) late payment in any 12-month period, provided Tenant pays the past due amounts prior to the expiration of any applicable cure period. However, in no event shall the charges permitted under this Section 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Laws, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Laws, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. NOTWITHSTANDING any other PROVISION OF THIS LEASE TO THE CONTRARY, TENANT SHALL HOLD LANDLORD PARTIES HARMLESS FROM AND INDEMNIFY, PROTECT AND DEFEND SUCH PARTIES AGAINST, ALL CLAIMS THAT ARISE OUT OF OR IN CONNECTION WITH A BREACH OF THIS LEASE, SPECIFICALLY INCLUDING ANY VIOLATION OF APPLICABLE LAWS OR CONTAMINATION CAUSED BY A TENANT Party.

D. Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall, only to Hie extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises. Notwithstanding the foregoing, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building.

E. Abated Rent. Tenant shall be credited with having paid all of the Abated Rent on the expiration of the Term only if Tenant has performed all of Tenant’s obligations hereunder, including the payment of all Rent (other than the Abated Rent) and the surrender of the Premises in the physical condition required by this Lease. Tenant acknowledges that its right to receive credit for the Abated Rent is absolutely conditioned upon Tenant’s performance of its obligations under this Lease. If a default shall occur, the Abated Rent shall immediately become due and payable in full and this Lease shall be enforced as if there were no such Rent abatement or other Rent concession.

F. Waiver of Redemption. Tenant hereby waives any and all rights conferred by section 3275 of the California Civil Code and by sections 1174 (c) and 1179 of the California Code of Civil Procedure and any and all other laws and rules of laws from time to time in effect providing that Tenant shall have any right to redeem, reinstate or restore this Lease following its tennination by reason of Tenant’s default.

G. Right of Landlord to Perform. Upon any Tenant default, Landlord may (but shall not be obligated to), at Tenant’s expense, and without waiving or releasing Tenant from any obligation of Tenant under this Lease, cure such default and in connection therewith, pay expenses and employ counsel. All sums paid by Landlord, including a 15% administrative fee, and all penalties, interest and costs incurred in connection therewith, shall be due and payable by Tenant to Landlord, as an item of additional Rent, on demand by Landlord.

H. Miscellaneous. No failure on the part of Landlord to require performance shall be taken or held to be a waiver of Landlord’s right to enforce such performance. Further, the subsequent acceptance of Rent hereunder shall not be deemed to be a waiver of any preceding breach. No waiver by Landlord of any breach shall be effective unless such waiver is in writing. Notwithstanding anything to the contrary set forth herein, Landlord’s re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate this Lease.

20. Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Project. Tenant shall look solely to Landlord’s interest in the Project for the recovery of any judgment or award against Landlord. No Landlord Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) whom Tenant has been notified hold Mortgages on the Project, notice and reasonable time to cure the alleged default. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages.

21. Tenant’s Right to Possession. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Laws. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

22. Relocation. Landlord may, upon 60 days’ notice to Tenant, relocate the Premises to any other premises within the Project (“Relocated Premises”) on a date of relocation (the “Relocation Date”) specified therein. The Relocated Premises shall in all respects be substantially the same or better, as reasonably determined by Landlord, in area, finish, and appropriateness for the Permitted Use. In such event, all reasonable expenses of moving Tenant and decorating the Relocated Premises with substantially the same leasehold improvements shall be at the expense of Landlord. From the Relocation Date through the Expiration Date, the aggregate Base Rent for the Relocated Premises shall be the same as for the original Premises. Landlord and Tenant shall, effective as of the Relocation Date, enter into a lease amendment documenting the terms of this Lease that are modified as a result of such relocation.

23. Holding Over. If Tenant or any other party fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 200% of the greater of (a) the sum of the Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses due for the month preceding the holdover; or (b) the then-current fair market gross rental for the Premises as reasonably determined by Landlord. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term. Tenant shall be liable to Landlord for, and shall protect Landlord from and indemnify, protect, and defend Landlord against, all losses and damages, including any claims made by any succeeding tenant resulting from such failure to vacate, and any consequential damages that Landlord suffers from the holdover.

24. Subordination to Mortgages; Financial Statements; Estoppel Certificates. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” Within 5 days after receipt of a written request from a Mortgagee, Tenant shall execute a commercially reasonable subordination, non-disturbance and attornment agreement in favor of the Mortgagee, which shall also provide for notice to Mortgagee of any default or potential termination of this Lease and a reasonable opportunity to cure any default without obligation to do so. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Tenant shall, within 5 days after receipt of a written request from Landlord, execute and deliver to Landlord and/or its designee an estoppel certificate to those parties as are reasonably requested by Landlord, certifying to Landlord and/or a Mortgagee and/or a prospective purchaser of the Project such facts and agreeing to such reasonable notice provisions as reasonably requested by Landlord. Tenant’s failure to provide any estoppel certificate within the 5-day period specified above, and the continuation of such failure for a period of 5 days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease.

25. Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees.

26. Notice. Any demand, request, approval, consent or notice (collectively, a “notice”) may be given by either party or its attorney or agent and shall be in writing and delivered by hand, by nationally recognized overnight air courier services (such as Federal Express), or by United States Postal Service, registered or certified mail, return receipt requested, in each case addressed to the respective party at the address set forth in Section 1.K above or such other address as designated in writing by either party. Notwithstanding the foregoing, notices of delinquent Rent payments may be made by electronic mail to any email address for notice provided by Tenant to Landlord. The place to which such notices shall be sent may be changed by either party giving notice of such change to the other party in the manner hereinabove provided. A notice shall be deemed effective upon receipt or the date sent if it is returned to the sender because it is refused, unclaimed, or the addressee has moved.

27. Surrender of Premises. At Landlord’s option, all alterations, additions or improvements in or to the Premises shall become the property of Landlord and shall be surrendered to Landlord upon termination of Tenant’s right of possession or upon the termination of this Lease by lapse of time or otherwise. However, Landlord may require Tenant to remove all alterations, additions or improvements to the Premises, including without limitation, any cabling or other computer, satellite or telecommunications equipment or hardware, and, in any event, Tenant shall surrender the Premises to Landlord, broom clean, and in good condition and repair, ordinary wear and tear excepted.

28. Hazardous Materials.

A. Restrictions. No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises, the Building or the Project by any Tenant Parties or any of Tenant’s transferees, contractors or licensees.

B. Remediation. Tenant shall promptly notify Landlord if it suspects Contamination in the Premises. Any remediation of Contamination caused by a Tenant Party or its contractors or invitees which is required by Laws or which is deemed necessary by Landlord, in Landlord’s opinion, shall be perfonned by Landlord and Tenant shall reimburse Landlord for the cost thereof. The provisions of this Section 28.B. shall survive the expiration or earlier termination of this Lease.

29. Miscellaneous.

A. Governing Law; Jurisdiction and Venue: Severability; Paragraph Headings. This Lease shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Project is located. All obligations under this Lease are performable in the county or other jurisdiction where the Project is located, which shall be venue for all legal actions. If any tenn or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document, the remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Laws. The headings and titles to the Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.

B. Recording. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C. Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks, civil disturbances and other causes beyond the reasonable control of the performing party.

D. Transferability; Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Project, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

E. Brokers. Landlord and Tenant each represents that it has dealt directly with and only with IDS Real Estate Group and CBRE, representing Landlord (collectively, the “Brokers”). Any commissions to the Brokers in connection with this Lease shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party, other than the broker(s) specifically identified above. The provisions of this Section 29.E. shall survive the expiration or earlier termination of this Lease.

F. Authority. Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located.

G. Time is of the Essence; Relationship; Successors and Assigns. Time is of the essence with respect to Tenant’s performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H. Survival of Obligations. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4, 6, 8,12, 13, 19,20, 24, 28 and 29 shall survive the expiration or early termination of this Lease.

I. Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party and, if required, upon approval by Landlord’s Mortgagee.

J. Full Agreement; Amendments. This Lease contains the parties’ entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

K. OFAC List Representation. Tenant hereby represents and warrants to Landlord that neither Tenant nor any of its officers, directors, shareholders, partners, members or affiliates is or will be an entity or person: (i) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO 13224); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/tllsdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above.

L. Signage. Landlord shall, at Tenant’s expense, (i) install Building standard suite identification signage at or near the main door accessing the Premises and (ii) list Tenant’s name on the main directory sign for the Building; provided, however, Landlord may cause the suite identification signage and directoiy signage to be removed, at Tenant’s sole cost and expense, if (1) Tenant no longer occupies the entire Premises, (2) an event of default has occurred under this Lease and continued beyond any applicable notice and cure period or (3) this Lease is terminated or the Term of this Lease expires. All signage must comply with the Master Association’s sign criteria, design guidelines, the Master CC&Rs and all applicable laws, including the City of San Diego codes.

M. Reserved Rights. Any rights not expressly granted by Landlord in this lease are reserved by Landlord.

N. Section 1938 Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord; and (b) Tenant, at its sole cost and expense, shall be responsible for making any alterations, improvements or repairs within the Premises to correct violations of construction-related accessibility standards disclosed in the CASp inspection.

O. Jurisdiction; Waiver of Jury Trial. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OR PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE AND TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSOR IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

P. Asbestos and Environmental Notification. Tenant acknowledges that it has received and reviewed Exhibits I-1 and I-2 attached hereto and incorporated herein.

Q. Transportation and Energy Management. Tenant shall fully comply with all present and future programs intended to manage parking, transportation, traffic, energy or any other programs affecting the Property, which compliance shall include, without limitation, Tenant responding to any request for information, documentation or the like for such programs provided by Landlord and/or required by Laws or Regulations within five (5) business days of Tenant’s receipt of such request (or sooner if required by Laws or Regulations).

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Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature.

LANDLORD:

LVA5 SAN DIEGO LS, L.P.,
a Delaware limited partnership

By:	LVA5 San Diego LS GP, LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Frank Ortiz
Name:	Frank Ortiz
Title:	Head of Asset Management

Effective Date:	__________________,2021

TENANT:

SIGYN THERAPEUTICS, INC.,
a Delaware corporation

By;	/s/ James A. Joyce
Name:	James A. Joyce
Title:	CEO

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